SCHEDULE 14A INFORMATION

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of 1934 (Amendment No.  )

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ARI Network Services, Inc.

(Name of Registrant as Specified in Its Charter)

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ARI NETWORK SERVICES, INC.
10850 West Park Place, Suite 1200
Milwaukee, Wisconsin 53224

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 8, 2013

To the Shareholders of ARI Network Services, Inc.:

The 2013 Annual Meeting of Shareholders of ARI Network Services, Inc. (the “Company”) will be held at the Company’s headquarters located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin, on Tuesday, January 8, 2013, at 9:00 a.m., local time, for the following purposes:

1.	To elect three directors nominated by the Company’s Board of Directors to serve until the Company’s fiscal 2016 annual meeting of shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Wipfli LLP as the Company’s independent auditors for the Company’s fiscal year ending July 31, 2013; and

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on October 30, 2012 are entitled to notice of and to vote at the meeting and at all adjournments thereof.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held.  Shareholders are urged to vote by completing and returning the accompanying proxy in the enclosed envelope, by a telephone vote or by voting electronically via the internet, whether or not they expect to attend the annual meeting in person.  Instructions for telephonic and electronic voting are contained in the accompanying proxy.  If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.  In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of the Company in writing (including executing a later dated proxy or voting via the Internet) or by telephone of such revocation.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction with this proxy statement, or you may need to contact your broker, bank, or other nominee to determine whether you will be able to vote telephonically, electronically using the Internet, or what is required to vote your shares in person at the annual meeting.

By order of the Board of Directors,

Darin R. Janecek, Secretary
November 26, 2012

ARI NETWORK SERVICES, INC.
10850 West Park Place, Suite 1200
Milwaukee, Wisconsin 53224
(414) 973-4300

PROXY STATEMENT

The Board of Directors of ARI Network Services, Inc. (the “Company”) submits the enclosed proxy for the annual meeting to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  Each shareholder of record at the close of business on October 30, 2012 will be entitled to one vote for each share of Common Stock registered in such shareholder’s name.  As of October 30, 2012, the Company had outstanding 8,160,550 shares of common stock, par value $0.001 (the “Common Stock”).  The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum at the meeting.  This proxy statement and the accompanying proxy and Annual Report to Shareholders are being sent to the Company’s shareholders commencing on or about December 4, 2012.

Any shareholder executing and delivering the enclosed proxy may revoke the same at any time before it is voted by advising the Secretary of the Company in writing of such revocation (including executing a later-dated proxy) or by voting via the Internet or by telephone.

Unless otherwise directed, all proxies will be voted as follows:

•	FOR the election of the three individuals nominated by the Company’s Board of Directors to serve as directors; and
•	FOR the ratification of the appointment of Wipfli LLP as the Company’s independent auditors for the Company’s fiscal year ending July 31, 2013.

Under the Company’s Amended and Restated By-Laws, directors are elected by a plurality of votes cast at the meeting (assuming a quorum is present).  In other words, the nominees receiving the largest number of votes will be elected.  Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that a failure to vote for an individual results in another individual receiving a larger number of votes.  Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors.  The other proposal will be approved if the affirmative votes exceed the votes cast against.  Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the meeting but are not affirmative votes or votes against and, therefore, will have no effect on the outcome of the voting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY
OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON JANUARY 8, 2013

The Company’s Annual Report to Shareholders, including this proxy statement, is available at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to beneficially own 5% or more of the Common Stock, by each director or nominee of the Company, by certain executive officers of the Company, and by all directors and executive officers of the Company as a group as of October 30, 2012 (unless otherwise indicated).  The address for each of the persons listed below is 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, unless otherwise specified.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent

Briggs & Stratton Corporation (2) 12301 West Wirth Street Milwaukee, WI 53201	840,000	8.54%

Peter H. Kamin (3) One Avery Street, 17B Boston, MA 02111	762,981	7.75%

Douglas M. Singer (4) 9833 East Dreyfus Avenue Scottsdale, AZ 85260	510,000	5.23%

Michael Sifen (5) 500 Central Drive, Suite 106 Virginia Beach, VA 23454	498,461	5.07%

Roy W. Olivier (6)	1,069,441	10.96%

Brian E. Dearing (7)	412,125	4.23%

Gordon J. Bridge	225,953	2.32%

William C. Mortimore	94,875	*

Darin R. Janecek	60,785	*

Jon M. Lintvet	42,299	*

P. Lee Poseidon	41,000	*

James R. Johnson	5,000	*

William H. Luden, III	5,000	*

Robert Y. Newell, IV	0	*

All current executive officers and directors as a group (11 persons)	1,987,353	20.37%

(1)
Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.  Includes options exercisable within 60 days of October 30, 2012 as follows:  Mr. Olivier (350,000 shares), Mr. Janecek (53,750 shares), Mr. Lintvet (37,500 shares), Mr. Dearing (140,166 shares), Mr. Bridge (130,485 shares), Mr. Johnson (5,000 shares), Mr. Luden (5,000 shares), Mr. Mortimore (94,875 shares), Mr. Poseidon (23,500 shares), and all executive officers and directors as a group (954,784 shares).

(2)	Ownership information is provided as of March 16, 2000 based upon Schedule 13D amendment filed April 3, 2000.

(3)
Ownership information is provided as of May 25, 2012 based upon Schedule 13G amendment filed May 25, 2012.  This total includes 151,900 shares held by the Peter H. Kamin Children’s Trust, 196,540 shares held by the Peter H. Kamin Profit Sharing Plan, 30,700 shares held by the Peter H. Kamin Family Foundation and 56,601 shares held by 3K Limited Partnership.

(4)	Ownership information is provided as of October 16, 2012 based upon Schedule 13D amendment filed October 17, 2012.

(5)
Ownership information is based on share certificates transferred by the Company’s transfer agent on October 17, 2011 related to shares acquired by Channel Blade Technologies Corporation (“Channel Blade”) on April 29, 2009 in connection with the Company’s acquisition of substantially all of the assets of Channel Blade.

(6)
Mr. Olivier’s total includes 686,369 shares held in the Company’s 401(k) plan, of which Mr. Olivier is a trustee with voting power.  Mr. Olivier disclaims any beneficial ownership in these shares in excess of his pecuniary interest (13,246 shares).

(7)	Mr. Dearing’s total includes 73,860 shares held in family trust.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The Company’s directors are divided into three classes, with staggered terms of three years each.  At the annual meeting, shareholders will vote on the election of three directors nominated by the Company’s Board of Directors to serve until the Company’s fiscal 2016 annual meeting of shareholders and until their successors are elected and qualified.

Nominees for Election to Serve until
the Fiscal 2016 Annual Meeting

Gordon J. Bridge, age 70; Mr. Bridge, a director since December 1995, is a retired Information Industry senior executive.  From January 2004 to September 2006, Mr. Bridge was president, and from May 2005 to September 2006 was Chief Executive Officer of CM IT Solutions, a nationwide franchise system providing information technology consulting and support services to small and medium sized businesses.  From December 1999 to August 2001, Mr. Bridge was Chairman of the Board and Chief Executive Officer of SurferNETWORK.  From November 1995 to January 2000, Mr. Bridge was Chairman of the Board and from April 1997 to March 1998 was also Chief Executive Officer of ConnectInc.com, an enterprise software company.  Mr. Bridge held various senior executive management positions with AT&T from 1988 to 1995, including president of three business units:  Consumer Interactive Services, EasyLink Services and Computer Systems.  Prior to joining AT&T, Mr. Bridge was with the IBM Corporation for nearly 23 years, holding the positions of Vice President of Sales and Vice President of Marketing for the U.S. National Accounts Division in the mid 1980s.  In December 2011, a small business owned by Mr. Bridge filed a petition for bankruptcy under Chapter 7 of the United States Bankruptcy Code.  Mr. Bridge holds a B.A. in Mathematics from Bradley University.

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) believes that the Board benefits from Mr. Bridge’s experience as a senior executive at several large and small companies and in his current role as an independent consultant.  Mr. Bridge’s strong leadership experience, his extensive knowledge in the field of information technology and his long tenure as a director also provide valuable experience and insight to the Board of Directors.

James R. Johnson, age 66, served as Chairman and Chief Executive Officer of BakBone Software, Inc., a provider of data protection technology, from November 2004 until April 2010.  Before joining BakBone, Mr. Johnson served as President and Chief Technology Officer of the Hospitality Group of SoftBrands Inc, an enterprise software company.  Prior to joining SoftBrands, Johnson was President and Senior Vice President of the Asia Pacific Group of Sterling Commerce.  Currently, Johnson serves as one of the founding directors on the board of Lister Technologies (P) Ltd, a privately-held offshore development company located in Chennai, India.  Mr. Johnson holds a Bachelor’s Degree in Operational Research from California State University, Fresno.

The Board of Directors believes that Mr. Johnson’s breadth and depth of firsthand knowledge of the international marketplace and successful track record of growing global software and enterprise applications services companies make him a valuable member of the Board of Directors.

William H. Luden, III, age 70, served as Chief Executive Officer of InfoPartners, Inc., which provides information systems management and consulting services to hospitals, from 2002 until 2010.  Prior to InfoPartners, Mr. Luden held CEO positions with several technology companies, including ShowMeTV, Purdy Electronics and Corporate Finance Associates.  Earlier in his career, he served as CEO of the InfoSystems and Cellular One divisions of Pacific Telesis, and owned Crisman AudioVision, a chain of high-end stereo retail stores in the Rocky Mountain area.  Mr. Luden holds a Bachelor of Arts degree in Philosophy from the University of Colorado-Boulder and a Master of Business Administration from Harvard Business School.

The Nominating Committee believes that the Board benefits from Mr. Luden’s extensive experience and proven track record of growing businesses and his strong connections in the technology industry, which the Board believes will be a valuable asset to the Board of Directors as the Company continues its strategic and tactical work.

Directors Whose Term Expire at
the Fiscal 2014 Annual Meeting

William C. Mortimore, age 67; Mr. Mortimore, a director since 2004, has been on the Audit Committee since 2004 and has been the Audit Committee Chair since 2007.  Mr. Mortimore has been the Managing Director of Keystone Insights, LLC, a provider of high technology solutions, since 2009.  Mr. Mortimore was the founder of Merge Technologies Incorporated (“MTI”) and was its Chief Strategist from September 2000 until July 2006, Interim Chief Executive Officer from May 2006 until July 2006, Chairman of the Board from September 2000 until May 2006, President and Chief Executive Officer from November 1987 through August 2000 and a member of the Board of Directors since its inception in November 1987 until July 2006.  MTI is a global healthcare software and services company that trades on the NASDAQ Stock Market under the symbol MRGE.  Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology/National Association of Electrical Manufacturers committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore has also served as a member of the Board of Directors of MRI Devices, Inc., a privately held diagnostic imaging manufacturer, from November 2002 until its sale to Intermagnetics General Corporation in mid 2004.  Mr. Mortimore received a B.S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota and pursued doctoral studies in Electrical Engineering at the University of Minnesota.

The Nominating Committee believes that the Board benefits from Mr. Mortimore’s substantial technical and management experience, which he has obtained through his positions with various healthcare and information technology companies, as well as public company leadership and shareholder value growth experience.  In addition, Mr. Mortimore’s experience as a director of the Company, Chairman of the Audit Committee and the “audit committee financial expert,” has provided him with an in-depth understanding of the business of the Company and the markets in which it competes.

Robert Y. Newell, IV, age 64; Mr. Newell was appointed to the Board of Directors in November of 2012 and will serve on the Audit Committee.  Mr. Newell has been the Chief Financial Officer of Cardica, Inc., a designer and manufacturer of surgical devices, since 2003.  Prior to this, he was the Chief Financial Officer of Omnicell, a hospital supply and medication management company.  He was a partner in the Beta Group, a business development firm from 1998-1999.  From 1992 to 1997, he was Chief Financial Officer of Cardiometrics.  He has held financial management positions with medical and technology companies in the Silicon Valley for over 25 years and has completed 4 initial public offerings. Prior to his business career, he was a pilot in the USAF. He received a BA in mathematics from the College of William & Mary and an MBA from Harvard Business School.

The Nominating Committee believes that the Board benefits from Mr. Newell’s substantial financial experience, which he has obtained through his positions with various medical and technology companies, as well as his experience in public companies.

Directors Whose Terms Expire at
the Fiscal 2015 Annual Meeting

Brian E. Dearing, age 57; Mr. Dearing is the Chairman of the Board of the Company.  He has been a director since 1995 and was elected Chairman of the Board of Directors in 1997.  He served as President and CEO from 1995 to 2008 and as Chief Corporate Development and Strategy Officer from 2008 until May 2011.  He has also served as Chief Financial Officer, Treasurer, and/or Secretary for several interim periods, including most of fiscal year 2008, part of fiscal 2009 and all of fiscal 2010.  He currently operates a consulting practice providing outsourced corporate development services to middle market companies.  Prior to joining ARI in 1995, Mr. Dearing held a series of electronic commerce executive positions at Sterling Software, Inc. in the U.S. and in Europe.  Prior to joining Sterling in 1990, Mr. Dearing held a number of marketing management positions in the EDI business of General Electric Information Services since 1986.  Mr. Dearing holds a Masters Degree in Industrial Administration from Krannert School of Management at Purdue University and a B.A. in Political Science from Union College.

The Nominating Committee believes that Mr. Dearing’s experience with ARI in various leadership positions, including his service as Chairman of the Board, his experience as the Company’s former Chief Executive Officer and his long tenure with the Company, gives him unique insights into the Company’s challenges, opportunities and operations.  This experience, along with his extensive business background and financial expertise, make him a valuable member of the Board of Directors.

Roy W. Olivier, age 53; Mr. Olivier joined the Company in September 2006 as Vice President of Global Sales and Marketing, and was appointed as President and CEO in May 2008. He has been a director since 2008.  Before joining ARI, Mr. Olivier was a consultant to start-up, small and medium-sized businesses. Prior to that, he was Vice President of Sales and Marketing for ProQuest Media Solutions, a business he founded in 1993 and sold to ProQuest in 2000. Before that, Mr. Olivier held various sales and marketing executive and managerial positions with several other companies in the telecommunications and computer industries, including Multicom Publishing Inc., BusinessLand and PacTel.

The Nominating Committee believes that Mr. Olivier’s experience with the Company as its President, Chief Executive Officer, and director, as well as his prior experience as the Company’s Vice President of Global Sales and Marketing, as well as his other business and industry background, has given him substantial and valuable knowledge of all aspects of the Company’s business.

P. Lee Poseidon, age 57, of Ohio was appointed to the Board of Directors in June of 2008 and has been a member of the Audit Committee since 2009.  Mr. Poseidon’s business experience includes his services as Venture Partner at Jumpstart, Inc., and Chief Operating Officer at Quorum Information Technologies and at the National Automobile Dealers Association.  From 2001 to 2003, he served as Senior Vice President and General Manager of ProQuest’s Global Automotive business unit.  Prior to joining ProQuest, Mr. Poseidon spent 15 years in a series of executive positions in marketing, business development, product management and strategic planning at The Reynolds and Reynolds Company.  His early career included financial analysis and management positions at NCR Corporation.  Mr. Poseidon earned his MBA from Xavier University and his B.A. from Ohio Wesleyan University.

The Nominating Committee believes that the Board benefits from the extensive management, business and industry experience Mr. Poseidon has obtained through his positions with a number of technology, publishing, manufacturing, distribution, and professional services businesses.  In addition, Mr. Poseidon’s experience as a director of the Company and as a member of the Audit, Compensation and Nominating Committees has provided him with a deep understanding of the business of the Company and makes him a valuable member of the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors held 17 meetings in fiscal 2012.  Each director attended 75 percent or more of the combined number of meetings of the Board and of the committees on which such director served.  While the Company has not adopted a formal policy requiring Board members to attend the annual meeting, all directors are encouraged to attend.  All of the Company’s directors who were members of the Board of Directors on the date of the annual meeting of shareholders held in December 2011 attended the meeting.

The positions of Chairman of the Board and Chief Executive Officer of the Company are currently separate, with Mr. Dearing serving as Chairman of the Board and Mr. Olivier serving as President and Chief Executive Officer.  The Company believes this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possesses.

The Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors.  Nevertheless, efforts are made to ensure that the views of shareholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis.  The Board of Directors believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board of Directors.  However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to ARI Network Services, Inc., Attention:  Chairman, 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224.  The Chairman will review such communications and, if appropriate, forward such communications to other Board members.

The Company’s Board of Directors has established an Audit Committee that currently is composed of Mr. Mortimore (chairman), Mr. Johnson and Mr. Poseidon.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the proxy statement for the Company’s annual meeting of shareholders held in December 2011.  Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during fiscal 2012 is provided in the “Report of the Audit Committee” included in this proxy statement.  The members of the Audit Committee are independent under the listing standards of the NASDAQ Stock Market regarding the independence of directors, including Audit Committee members.  The Board of Directors has determined that Mr. Mortimore is an “audit committee financial expert” and is “independent” as those terms are defined under the Securities and Exchange Commission (“SEC”) regulations and the listing standards of the NASDAQ Stock Market.

The Company’s Board of Directors has established a Compensation Committee that currently is composed of Mr. Bridge (Chairman), Mr. Poseidon and Mr. Luden, each of whom is “independent” as such term is defined under the listing standards of the NASDAQ Stock Market.  Ted C. Feierstein, who resigned from the Board in June 2012, also served as a member of the Compensation Committee during fiscal 2012.  The duties of the Compensation Committee are to approve all executive compensation, to administer the Company’s 2000 Employee Stock Purchase Plan, the 1993 Director Stock Option Plan, the 2000 Stock Option Plan, the 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan, and to recommend director compensation for approval by the entire Board.  The Compensation Committee does not have a written charter, and does not engage the services of a compensation consultant in determining or recommending the amount or form of executive or director compensation.  However, the Compensation Committee does rely on several third party services for compensation information.

The Company’s chief executive officer makes recommendations to the Compensation Committee regarding the numbers of options to be granted to the Company’s executive officers and other employees based in part on input he receives from the Company’s human resources personnel.  The chief executive officer also makes recommendations to the Compensation Committee with respect to other executive compensation, though he recuses himself from portions of Compensation Committee meetings during which his own compensation is discussed.  The Company’s chief financial officer has historically made recommendations to the Compensation Committee regarding director compensation.  The Compensation Committee met five times during fiscal 2012.

The Company’s Board of Directors has also established a Nominating Committee that is currently composed of Mr. Mortimore (Chairman), Mr. Bridge and Mr. Poseidon, each of whom is “independent” as such term is defined under the listing standards of the NASDAQ Stock Market.  The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which was attached as Appendix B to the proxy statement for the Company’s annual meeting of shareholders held in December 2011.  The duties of the Nominating Committee include, among others:  developing guidelines for selecting candidates for election to the Board of Directors, and periodically reviewing such guidelines; recommending to the Board of Directors the nominees to stand for election to or to fill vacancies on the Board of Directors; identifying new candidates for Board membership; coordinating self-evaluations of the Board of Directors and its committees; developing corporate governance guidelines; and developing director and officer succession plans.  The Nominating Committee met two times during fiscal 2012.

The Nominating Committee and the Board of Directors will consider candidates for director that are nominated by shareholders in accordance with the procedures set forth in the Company’s by-laws.  Under the by-laws, nominations, other than those made by the Board of Directors, must be made pursuant to timely notice in proper form to the secretary of the Company.  To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the Company at the principal office not later than 90 days and not earlier than 150 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year.  To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

The Nominating Committee and the Board of Directors will also consider proposed nominees whose names are submitted to it by shareholders.  However, it does not have a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical lack of shareholder director nominations.  The Nominating Committee and the Board of Directors intend to review periodically whether a formal policy should be adopted.

The Board of Directors has generally identified nominees based upon suggestions by non-management directors, management members and/or shareholders.  Under the guidelines set forth in its charter, the Nominating Committee and other directors recognize that the contribution of the Board of Directors depends not only on the character and capacities of the directors taken individually but also on their collective strengths.  It is the Nominating Committee’s policy that the Board should be composed of directors who bring a variety of experience and backgrounds; who will form a central core of business executives with substantial senior management experience and financial expertise; who represent the balanced interests of the shareholders as a whole and the interests of the Company’s stakeholders; a majority of whom are independent under the listing standards of the NASDAQ Stock Market; who reflect a diversity of experience, gender, race and age; and whose experience and backgrounds are relevant to the Company’s business operations and strategy.  The Board of Directors does not evaluate proposed nominees differently based on who made the proposal.

Code of Ethics

The Company has adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.  The code of ethics is designed to promote honest and ethical conduct, including the ethical handling of conflicts of interest, compliance with applicable laws, and full, accurate, timely and understandable disclosure in reports we send to our shareholders or file with the SEC.  Violations of the code of ethics are to be reported to the Audit Committee.  A copy of the code of ethics may be obtained, without charge, by sending a request to ARI Network Services, Inc., Attention: Chief Financial Officer, 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224.

Board Oversight of Risk

The Audit Committee is responsible for assisting the Board of Directors with its oversight of the performance of the Company’s risk management functions including periodically reviewing and discussing with management the Company’s major financial risk exposures and the steps that management has taken to assess, monitor and control such exposures and periodically reporting to the Board of Directors on its activities in this oversight role.

EXECUTIVE COMPENSATION

The following table sets forth compensation for the Company’s fiscal year ended July 31, 2012 for Mr. Olivier, the Company’s Chief Executive Officer, and Darin R. Janecek and Jon M. Lintvet, the Company’s next two most highly compensated executive officers at the end of fiscal 2012.  We refer to these individuals collectively as the Company’s “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compen- sation (2)	All Other Compen- sation (3)	Total

Roy W. Olivier,	2012	$250,000	$—		$—	$—	$87,772	$4,602	$342,374
President and Chief Executive Officer	2011	$250,000	$—		$—	$—	$137,996	$2,750	$390,746

Darin R. Janecek,	2012	$200,000	$—		$—	$16,200	$37,365	$3,220	$256,785
Chief Financial Officer, Treasurer and Secretary	2011	$196,561	$—		$—	$28,600	$84,650	$2,343	$312,154

Jon M. Lintvet (4) Vice President of Product and Chief Marketing Officer	2012	$165,000	$58,375	(5)	$—	$25,275	$11,249	$1,984	$261,883

Summary Compensation Table

(1)
The values set forth in this column represent the grant date fair values computed in accordance with FASB ASC Topic 718 for the applicable fiscal year, disregarding the estimate of forfeitures for service-based vesting conditions.  The assumptions used to determine these values are described in Note [10] to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

(2)
Amounts shown for fiscal 2012 represent annual incentive payments, long-term incentive payments in cash and long-term incentive payments in common stock, respectively, earned during fiscal 2012, as follows:  Mr. Olivier—$80,889, $3,441 and $3,441; Mr. Janecek—$37,365, $0 and $0; and Mr. Lintvet—$11,249, $0 and $0.

(3)	Amounts represent a Company match under the Company’s 401(k) plan.

(4)	Mr. Lintvet became an executive officer of the Company in October 2011.

(5)	Amount represents a discretionary bonus paid to Mr. Lintvet in connection with his promotion to executive officer status.

Stock Option Grants.  All of the Company’s employee stock option grants qualify as incentive stock options up to the $100,000 per year limitation and, with limited exceptions, vest 25% per year on July 31, provided the participant is an employee of the Company at such date.  Options are exercisable up to ten years after the date of grant, one year from the date of a termination of employment upon death or disability of the participant, 90 days from the date of termination for any reason other than “cause” or immediately upon termination for “cause.”

Annual Incentive Compensation.  The annual component of the Company’s Management Incentive Bonus Plan (“MIBP”) provides for annual cash incentives for the participants, which, in fiscal 2012, included Mr. Olivier, Mr. Janecek and Mr. Lintvet, among others.  The amount of the annual incentive opportunity was based on two management bonus objectives (“MBOs”) for each of the four fiscal quarters agreed upon by the executive officer and the chief executive officer (or Compensation Committee for the CEO) at the beginning of fiscal 2012.  Each employee’s objectives are designed to align with the Company’s core values.

Under the MIBP for fiscal 2012, participants were eligible for a payout of up to 100% of the quarterly incentives based on achievement of performance toward each of the established objectives. At the end of the fiscal year, participants employed by the Company became eligible for an additional payment (subject to a maximum of 150%) based on the Company’s overall performance against its MBOs.  The combined results for the fiscal year ended July 31, 2012 under the annual incentive arrangements described above resulted in payouts ranging from 0% to 75% of the participants’ target incentive amounts for the fiscal year ended July 31, 2012, as follows:  Mr. Olivier—63%; Mr. Janecek—63%; and Mr. Lintvet—25%.

Equity Performance Bonus Plan.  In October 2011, the Compensation Committee adopted a new equity performance bonus plan pursuant to which participants are eligible to receive an award of restricted shares of Common Stock based on the per share market price of the Common Stock on a pre-determined date.

While the Compensation Committee intends to designate other executive officers as participants in the equity performance bonus plan for future fiscal years, Mr. Olivier was the only participant during fiscal 2012.  Under the plan for fiscal 2012, Mr. Olivier was eligible to receive an award of restricted stock with a grant date fair value of $150,000 if the closing price per share of Common Stock on July 31, 2012 was at least $3.00.  The closing price per share on July 31, 2012 was less than $3.00  and, as a result, the condition was not met.  The Compensation Committee had the ability, in its discretion, to grant Mr. Olivier a number of shares of restricted stock based on the Compensation Committee’s subjective assessment of the Company’s performance against key financial targets, investor relations program activity, peer group comparisons and other subjective factors as the Compensation Committee may deem appropriate in its discretion.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date
Name	(#) Exercisable	(#) Unexercisable

Roy W. Olivier	50,000			$2.10	9/15/2016
	300,000			$1.53	5/1/2018

Darin R. Janecek	5,000			$0.80	7/6/2019
	18,750	6,250	(1)	$0.855	12/7/2019
	25,000	25,000	(2)	$0.625	12/10/2020
	5,000	15,000	(3)	$0.81	10/19/2021

Jon M. Lintvet	5,000			$0.815	4/27/2019
	25,000	25,000	(4)	$0.67	10/1/2020
	7,500	22,500	(5)	$0.8425	9/19/2021

(1)	Unexercisable options will vest on July 31, 2013.

(2)	50% of unexercisable options will vest on each of July 31, 2013 and 2014.

(3)	33% of unexercisable options will vest on each of July 31, 2013, 2014 and 2015.

(4)	50% of unexercisable options will vest on each of July 31, 2013 and 2014.

(5)	33% of unexercisable options will vest on each of July 31, 2013, 2014 and 2015.

Agreements with Named Executive Officers

Mr. Olivier.  Effective October 31, 2011, the Company entered into an amended and restated employment agreement with Mr. Olivier.  The term of the amended and restated employment agreement is three years, subject to earlier termination in accordance with its terms.  Following the three-year term, the amended and restated employment agreement will automatically be renewed for successive one-month periods unless terminated by Mr. Olivier or the Company’s Board of Directors at least 30 days prior to the third year of the employment term or prior to the commencement of each renewal term.

The amended and restated employment agreement provides that Mr. Olivier will receive an annual salary of $250,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board.  During the term of the amended and restated employment agreement, Mr. Olivier will continue to be eligible to participate in the MIBP and is eligible to participate in stock option plans and grants, if any, that are offered to senior executive/officer employees of the Company, and will be entitled to receive perquisites and benefits provided by the Company to its senior executives, subject to applicable eligibility criteria.

In the event that Mr. Olivier is terminated without “cause,” by death or “disability” or for “good reason” (as such terms are defined in the amended and restated employment agreement), the amended and restated employment agreement provides that Mr. Olivier will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  In addition, in the event Mr. Olivier is terminated without “cause” and for “good reason,” or if the Company does not renew the amended and restated employment agreement under such circumstances, he will have the right to receive (1) his base salary, at the rate in effect at the time of termination, for one year following the date of termination; (2) a bonus for the fiscal year in which the termination occurs, equal to the average of his annual bonus for the three fiscal years ending prior to the effective date of the termination; and (3) acceleration of all of his outstanding unvested options as of the date of the termination.  If Mr. Olivier is terminated for “cause” or if he resigns from employment with the Company, or if the amended and restated employment agreement is not renewed by Mr. Olivier, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  If Mr. Olivier retires in accordance with any retirement plan or policy for senior executives adopted by the Company, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination, and any additional benefits provided under the retirement plan or policy.

The amended and restated employment agreement also provides that the Board will nominate Mr. Olivier to serve as a director of the Company during the term of the amended and restated employment agreement, upon each expiration of Mr. Olivier’s term as a director, and will use its best efforts to encourage the shareholders to elect him as a director of the Company.  The amended and restated employment agreement contains customary confidentiality, non-competition and non-solicitation and other provisions.

Mr. Janecek.  In connection with his appointment as the Company’s Chief Financial Officer, on December 10, 2010, the Company entered into an employment agreement with Mr. Janecek.  The term of Mr. Janecek’s employment under the agreement is for an indefinite period and the agreement may be terminated by either party at any time and for any reason or for no reason upon written notice to the other party.

The employment agreement provides that Mr. Janecek will receive an annual salary of $200,000, subject to annual review and adjustment by the Compensation Committee.  Mr. Janecek is eligible to participate in the MIBP; and is entitled to receive perquisites and benefits provided by the Company to its senior executive employees, subject to applicable eligibility criteria.  Also pursuant to his employment agreement, Mr. Janecek was, upon the approval of the Compensation Committee, granted an option to purchase 50,000 shares of the Company’s common stock pursuant to the terms of an award agreement between Mr. Janecek and the Company.

In the event that Mr. Janecek is terminated without “cause” (as defined in the agreement) or in connection with Mr. Janecek’s death or disability, or if Mr. Janecek resigns his employment with the Company for “good reason” (as defined in the agreement), the agreement provides that Mr. Janecek will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  In addition, in the event of a termination without cause or for good reason, Mr. Janecek will be entitled (contingent upon his execution of a severance agreement) to receive his base salary as then in effect for nine months following the effective date of the termination and a pro rated bonus payment.  If Mr. Janecek is terminated for “cause” or if he resigns his employment with the Company without good reason, he will have the right to receive any unpaid base salary with respect to the period prior to the date of termination and any earned but unpaid bonus due to him as of the effective date of termination.

Mr. Lintvet.  On December 12, 2011, the Company entered into an employment agreement with Mr. Lintvet.  The term of Mr. Lintvet’s employment under the agreement is for an indefinite period and the agreement may be terminated by either party at any time and for any reason or for no reason upon written notice to the other party.

The employment agreement provides that Mr. Lintvet will receive an annual salary of $165,000, subject to annual review by the Company’s President and/or CEO as approved by the Company’s Board.  Mr. Lintvet is eligible to participate in the MIBP; and is entitled to receive perquisites and benefits provided by the Company to its senior executive employees, subject to applicable eligibility criteria.  Mr. Lintvet will also be eligible during the term of his employment agreement to participate in stock option and equity plans and grants, if any, that are offered to senior executive officers of the Company, as determined by the Compensation Committee and approved by the Board from time to time.

In the event that Mr. Lintvet is terminated without “cause” (as defined in the agreement) or in connection with Mr. Lintvet’s death or disability, or if Mr. Lintvet resigns his employment with the Company for “good reason” (as defined in the agreement), the agreement provides that Mr. Lintvet will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  In addition, in the event of a termination without cause or for good reason, Mr. Lintvet will be entitled (contingent upon his execution of a severance agreement) to receive his base salary as then in effect for nine months following the effective date of the termination and a pro rated bonus payment.  If Mr. Lintvet is terminated for “cause” or if he resigns his employment with the Company without good reason, he will have the right to receive any unpaid base salary with respect to the period prior to the date of termination and any earned but unpaid bonus due to him as of the effective date of termination.

Change of Control Agreements.  The Company has entered into Change of Control Agreements (“Change of Control Agreements”) with each of its executive officers.  The Change of Control Agreements are intended to reduce the incentive for officers not to support a transaction that is beneficial to shareholders for fear that their employment would be terminated, to retain the services of these officers and to provide for continuity of management in the event of any “Change of Control,” as defined below.  These Change of Control Agreements provide that each officer shall receive severance benefits equal to two times the sum of salary and targeted bonuses and medical and dental plan continuation for two years if, within two years following a “Change of Control,” as defined below, the officer’s employment is terminated without cause or by the executive for good reason.  For this purpose, “good reason” is defined to include: (i) a material diminution of or interference with the officer’s duties and responsibilities; (ii) a change in the principal workplace of the officer to a location outside of a 50-mile radius from Milwaukee, Wisconsin; (iii) a reduction or adverse change in the salary, bonus, perquisites, benefits, contingent benefits or vacation time previously provided to the officer; or (iv) an unreasonable increase in the workload of the officer.  In addition, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years.  If the officer leaves ARI for any other reason, within two years following a Change of Control, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years.  The officer is under no obligation to mitigate amounts payable under the Change of Control Agreements.  In addition, upon a Change of Control, all stock options and similar awards become immediately vested and all deferred compensation becomes payable.

For purposes of the Change of Control Agreements, a “Change of Control” means any of the following events: the acquisition (other than from the Company) by any individual, entity or group, subject to certain exceptions, of beneficial ownership, directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) a merger, consolidation, share exchange, or sale or disposition of substantially all of the assets of the Company; or (iii) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

Director Compensation for Fiscal 2012

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	All Other Compensation		Total

Gordon J. Bridge	$39,000	$11,640	$76,950	(3)	$127,950
Brian E. Dearing	$42,160	$31,902	$-		$74,062
Ted C. Feierstein (4)	$40,250	$11,640	$-		$51,890
James R. Johnson (5)	$7,667	$16,333	$-		$24,000
William H. Luden, III (6)	$9,340	$14,472	$-		$23,812
William C. Mortimore	$37,540	$11,640	$-		$49,182
P. Lee Poseidon	$29,875	$11,640	$-		$41,515

(1)
The values set forth in this column represent the fair market value of the fiscal 2012 option grants in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures for service-based vesting conditions.  The assumptions used to determine these values are described in “Stock-based Compensation Plans”, Note 10 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

(2)
Total stock options held as of October 30, 2012 by individuals who were non-employee members of the Company’s Board of Directors during fiscal 2012 were as follows:  Mr. Bridge—134,985; Mr. Dearing—152,500; Mr. Feierstein—85,133; Mr. Johnson—10,000; Mr. Luden—10,000; Mr. Mortimore—99,375; and Mr. Poseidon—28,000.

(3)	Represents fees earned by Mr. Bridge during fiscal 2012 under a consulting agreement with the Company.

(4)	Mr. Feierstein resigned from the Board of Directors effective June 5, 2012.

(5)	Mr. Johnson was appointed to the Board of Directors effective April 27, 2012.

(6)	Mr. Luden was appointed to the Board of Directors effective March 21, 2012.

For fiscal 2012 service, each non-employee director received an annual cash retainer of $22,000 and an option to purchase 9,000 shares of Company Common Stock, which were granted in January 2012 (50% of which vested on July 31, 2012 and the remaining 50% of which will vest on July 31, 2013).  The options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant.  Audit Committee members receive an additional $6,000 per year ($10,000 for the chairman); Compensation Committee and Acquisition Committee members receive an additional $4,000 per year ($7,000 for the chairman); and non-employee members of the Nominating Committee receive an additional $2,500 per year ($4,000 for the chairman).

The Chairman of the Board (currently Mr. Dearing) is compensated for his or her service as such at the rate of (a) one and one-half times that of the other non-employee directors for the cash portion of his or her regular Board service, (b) two times that of the other Directors for the equity portion of his or her regular Board service, and (c) one times that of the other Directors for service, including in an ex officio capacity, on any committee of the Board of Directors

CERTAIN TRANSACTIONS

Briggs & Stratton Corporation is one of the Company’s customers and beneficially owns more than 5% of the Company’s common stock.  Briggs has entered into customer contracts with the Company in the ordinary course of business.  Generally, the contracts are one to three years and renew annually unless either party elects otherwise. The Company invoiced Briggs & Stratton approximately $317,601 for products and services provided during fiscal 2012.  In addition, during fiscal 2012, Briggs provided graphic design and printing services to the Company for which the Company was charged approximately $11,804.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during fiscal 2012 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by or on behalf of reporting persons during fiscal 2012, except that a late Form 4 was filed in connection with one transaction by each of Jeffrey E. Horn, the Company’s Vice President of Global Sales, Mr. Bridge and Mr. Feierstein.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information about shares of the Company’s Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans:  the 1993 Director Stock Option Plan, the 2000 Employee Stock Purchase Plan, as amended, the 2000 Stock Option Plan and the 2010 Equity Incentive Plan.  The table details securities authorized for issuance under the Company’s equity compensation plans as of July 31, 2012.  The table does not include stock option grants, exercises or cancellations since July 31, 2012 and, in accordance with SEC rules, excludes information concerning the Company’s 401(k) plan.  The Company has discontinued granting options under the 1993 Director Stock Option Plan and the 2000 Stock Option Plan, although options are outstanding under those plans.

Equity Compensation Plan Information
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Wtd. Avg. Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [excluding securities reflected in column (a)]
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,410,436	$1.43	339,333

PROPOSAL TWO:  RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Wipfli LLP to serve as the Company’s independent accountant to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending July 31, 2013.  The Board of Directors has recommended that shareholders ratify this appointment.  It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.  Wipfli LLP also served as the Company’s independent accountant for the fiscal year ended July 31, 2012.  A representative of Wipfli LLP is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Auditor’s Fees

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories, were as follows:

	2012	2011
Audit fees	$104,000	$103,000
Audit related fees	2,500	—
Tax fees	—	—
All other fees	2,250	—
Total fees	$108,753	$103,000

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, unless such pre-approval is waived in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X.  These services may include audit services, audit-related services, tax services and other services.  Amounts included in audit related fees relate to additional matters that arose during the course of the audit and amounts included in all other fees are for consulting services related to equity compensation plans.  The Audit Committee has delegated the authority to grant pre-approval of auditing or allowable non-audit services to the chairman of the Audit Committee.  Each pre-approval decision pursuant to this delegation is to be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  A complete description of the Committee’s duties is set forth in its charter.

In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the Public Company Oversight Board (United States).  In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination and their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Committee held five meetings during fiscal 2012.

In reliance on the views and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended July 31, 2012 for filing with the Securities and Exchange Commission.  The Committee has also approved the appointment of the Company’s independent auditors for fiscal 2013.

Audit Committee of the Board of Directors of ARI Network Services, Inc.:

William C. Mortimore (Chairman)
Gordon J. Bridge
P. Lee Poseidon
Brian E. Dearing
James R. Johnson
OTHER MATTERS

Other Proposed Action

The Board of Directors of the Company knows of no other matters which may come before the meeting.  However, if any matters other than those referred to above should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their discretion.

Shareholder Proposals

All proposals of shareholders for nominations of persons for election to the Board of Directors must be received by the Company at its executive offices no earlier than August 12, 2013 and no later than October 10, 2013, and must otherwise be in accordance with the Bylaws of the Company.  All other proposals of shareholders intended to be presented at the Company’s fiscal 2014 Annual Meeting must be received by the Company at its executive offices on or before October 10, 2013, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company) and must be received by July 29, 2013 to be considered for inclusion in the proxy statement for that meeting.

Costs of Solicitation

The expenses of printing and mailing proxy materials, including reasonable expenses involved in forwarding materials to beneficial owners of Common Stock, will be borne by the Company.  In addition, directors, officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone, e-mail, facsimile or personal solicitation.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT, ARI NETWORK SERVICES, INC., 10850 WEST PARK PLACE, SUITE 1200, MILWAUKEE, WISCONSIN 53224.

BY ORDER OF THE BOARD OF DIRECTORS

Darin R. Janecek, Secretary
November 26, 2012